Exhibit 10.16.1
                111 E. 18th St. New York, NY 10003
                                     Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

September 24, 2019
Matthew Omer
Dear Matthew,
BuzzFeed, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1. Position. Your initial title will be VP, Financial Planning and Analysis and you will initially report to the company’s Chief Planning Officer. This is a full-time position based in Los Angeles, CA. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2. Cash Compensation. The Company will pay you a starting salary at the rate of $250,000.00 per year, payable in accordance with the Company’s standard payroll schedule, and subject to all withholdings and deductions as required by law.
In addition, you will be eligible to earn Bonus Compensation for each calendar year based on targets determined by the Company; your target Bonus Compensation per year will initially be $50,000.00. Any 2019 Bonus Compensation shall be prorated based on the number of days worked in the 2019 calendar year. Bonus Compensation will be determined through a combination of overall BuzzFeed performance and your own individual performance against goals and competencies determined by your manager. BuzzFeed reserves the right to determine the extent to which the Bonus is paid. Bonus Compensation is to be paid annually within 75 days after the close of the calendar year to which it relates, subject to your remaining employed by the Company through the date of payment. Determinations as to the achievement of Bonus Compensation targets will be in the sole discretion of the Company. The determinations of the Company’s Board of Directors with respect to your Bonus Compensation will be final and binding.
Your salary and Bonus Compensation structure will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.     Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental. In addition, we provide a 401(k) retirement plan. You will be automatically enrolled in the pre-tax 401(k) plan at 3% in a Vanguard Institutional Target Retirement Fund with the target date closest to the year in which you will reach age 65. More detailed information, including how to opt out

Exhibit 10.16.1
                111 E. 18th St. New York, NY 10003
                                     Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

or change your contribution amount, will be provided to you when you start. In addition, you will be entitled to accrue three weeks’ vacation annually in accordance with the Company’s vacation policy (including the Company’s standard accrual maximums), as in effect from time to time. You will also be covered by the Company’s sick leave policies.
4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 50,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (PIIA), a copy of which is attached hereto as Exhibit A.
6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
7. Outside Activities. We ask that, if you have not already done so, you disclose to the Company, any and all agreements that may affect your eligibility to be employed by the Company or limit your ability to perform to your fullest potential all duties asked of you by the Company. It is the Company’s understanding that you are not currently bound by any such and you represent such is the case. Moreover, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. The purpose of this consent is to allow the Company to ensure that the outside employment does not create an actual or potential conflict of interest. While you render services to the Company, you also will not assist any person or entity in

Exhibit 10.16.1
                111 E. 18th St. New York, NY 10003
                                     Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and you will not in any way utilize any such information in performing your duties for the Company.
8.     Company Policies. You understand that by accepting employment with the Company you will be expected to conduct yourself in a professional manner and in accordance with the Company’s policies at all times. Such policies include, but are not limited to, the Company’s Anti-Harassment policy, Guidelines for Inappropriate Conduct policy, Code of Conduct, and policies contained in the Company’s Employee Handbook. These policies will be provided at the start of your employment and are also available on the Company’s Intranet. You are also required, as a condition of your employment with the Company, to sign the Company’s standard Conflict of Interest Policy, a copy of which is attached hereto as Exhibit B.
9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law or authorized by you for your participation in employee benefit programs.
10. Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, both you and the Company agree to submit such claim to binding arbitration under the auspices of the American Arbitration Association in accordance with its then current Employment Arbitration Rules and mediation procedures (a printed copy of which may be obtained from Human Resources at any time, or which may be viewed online at www.adr.org). Arbitration shall be conducted in the State and County where you rendered services for the Company. The Company and you hereby agree that a judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrator. Otherwise, each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrator rules otherwise based on applicable law. The arbitrator shall apply the same standards a court would apply to award any damages, attorney fees or costs allowed by law. This arbitration provision includes all contractual, common-law and statutory claims, including all claims that the Company may have against you, as well as all claims that you may have against the Company (including the Company’s affiliates, officers, directors and employees). Excluded from this mandatory arbitration provision are: (i) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) sexual harassment claims and (v) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies

Exhibit 10.16.1
                111 E. 18th St. New York, NY 10003
                                     Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

(such as California’s Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or, and any unfair labor charge which is to be brought under the National Labor Relations Act). Further, the parties agree that claims must be brought in each party’s personal capacity and not as a representative in any class proceeding. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO SUBMIT DISPUTES TO COURT FOR RESOLUTION.
11. Entire Agreement. This letter agreement, the PIIA and Conflict of Interest Policy supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, provided that if any part of the letter agreement is deemed unenforceable, the offending provision or part thereof shall be deemed severed or reformed so as to make the balance of this agreement enforceable.
* * * * *

Exhibit 10.16.1
                111 E. 18th St. New York, NY 10003
                                     Tel (212) 431 7464 Fax (212) 431 7461 buzzfeed.com

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing this Agreement, the PIIA and Conflict of Interest Policy. This offer expires on September 30, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Employment is also contingent on satisfactory completion of a background check, as well as upon your starting work with the Company on October 21, 2019 or as otherwise agreed upon in writing by you and the Company.
If you have any questions, please do not hesitate to contact me.
Very truly yours,
BuzzFeed, Inc.
By: _______________________
Title: ______________________
I have read and accept this employment offer:
{{CANDIDATE_SIGNATURE}}
Dated: {{CANDIDATE_SIGNATURE_DATE}}
Attachments
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Conflict of Interest Policy